Part II
Item 6. (continued)


                                   EXHIBIT 11
                       CHASE PREFERRED CAPITAL CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE


Net income for primary earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of common outstanding during the period.

                                                   For the Period from Inception
                                                        (September 18, 1996)
(in thousands, except per share amounts):            through September 30, 1996
--------------------------------------------------------------------------------
Earnings:

Net income                                                    $  2,040
Less:  preferred stock dividend requirements                     1,609
                                                              --------

Net income applicable to common stock                         $    431
                                                              ========

Shares:

Average common shares outstanding                              572,500

Net income per share:                                         $   0.75
                                                              ========
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